T. ROWE PRICE SCIENCE & TECHNOLOGY FUND, INC.

ARTICLES OF AMENDMENT

T. Rowe Price Science & Technology Fund, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended by deleting subparagraph (viii) "Certificates" of Paragraph E, Article SEVENTH thereof.

SECOND: The Board of Directors of the Corporation, on March 6, 1991, duly adopted a resolution in which was set forth the foregoing amendment of the Charter of the Corporation, declaring that said amendment as proposed was advisable and directing that it be submitted for action thereon by the shareholders of the Corporation at the annual meeting of shareholders to be held on April 18, 1991.

THIRD: Notice setting forth a summary of the change to be effected by said amendment of the Charter, and stating that a purpose of said meeting of shareholders would be to take action thereon, was given, as required by law, to all shareholders entitled to vote thereon.

FOURTH: The amendment of Article SEVENTH of the Charter as hereinabove set forth was approved by the shareholders of the Corporation at said meeting on April 18, 1991, by the affirmative vote of 4,736,889.093 shares of the 9,358,901.843 shares of common stock issued and outstanding, or 50.614% of the votes entitled to be cast thereon, which vote was sufficient to approve such amendment pursuant to the provisions of the Charter of the Corporation which require the approval of a majority of the votes entitled to be cast on any such amendment, notwithstanding any provision of the law requiring a greater proportion.

FIFTH: The amendment of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the shareholders of the Corporation.

IN WITNESS WHEREOF, T. ROWE PRICE SCIENCE & TECHNOLOGY FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary, on May 1, 1991.

T. ROWE PRICE SCIENCE & TECHNOLOGY

FUND, INC.

By:/s/James S. Riepe

James S. Riepe, Vice President

ATTEST:

/s/Lenora V. Hornung

Lenora V. Hornung, Secretary

STATE OF MARYLAND)

) SS.:

COUNTY OF BALTIMORE)

I HEREBY CERTIFY that on May 1, 1991, before me the subscriber, a Notary Public of the State of Maryland, in and for the City of Baltimore, personally appeared James S. Riepe, Vice President of T. ROWE PRICE SCIENCE & TECHNOLOGY FUND, INC., a Maryland corporation, and in the name and on behalf of said Corporation acknowledged the foregoing Articles of Amendment to be the corporate act of said Corporation; and at the same time made oath in due form of law that the matters and facts set forth in said Articles of Amendment with respect to the approval of the said amendments are true to the best of his knowledge, information and belief.

WITNESS my hand and notarial seal, the day and year last above written.

/s/Catherine L. Berkenkemper

Catherine L. Berkenkemper

Notary Public

My Commission expires:

October 1, 1991

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